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                                                                     EXHIBIT 8.2

                    [SIMPSON THACHER & BARTLETT LETTERHEAD]

                                October 30, 2000

The Seagram Company Ltd.
c/o Joseph E. Seagram & Sons, Inc.
375 Park Avenue
New York, New York 10152

Ladies and Gentlemen:

     We have acted as special counsel to The Seagram Company Ltd. ("Seagram"), a corporation formed under the laws of Canada, in connection with the proposed Plan of Arrangement under Section 192 of the Canada Business Corporations Act to be effected pursuant to the Merger Agreement dated June 19, 2000 (the "Merger Agreement") among Vivendi, a French societe anonyme, Canal Plus, a French societe anonyme, Sofiee (to be renamed Vivendi Universal), a French societe anonyme, 3744531 Canada Inc., a corporation existing under the laws of Canada, and Seagram. For purposes of this opinion letter, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion letter is being delivered in connection with, and as an exhibit to, the Registration Statement on Form F-4 (the "Registration Statement") of Vivendi Universal relating to the proposed Plan of Arrangement to be effected pursuant to the Merger Agreement.

     In acting as special counsel to Seagram in connection with the Plan of Arrangement, we have participated in the preparation of the Merger Agreement and certain related documents, and in the preparation and filing of the Registration Statement. In particular, we have participated in the preparation of the discussion in the Registration Statement set forth in the section entitled "TAX INFORMATION -- TAX CONSIDERATIONS FOR SEAGRAM SHAREHOLDERS -- United States Federal Income Tax Considerations."

     You have requested that we render the opinions set forth below. In rendering such opinions, we have assumed with your consent that (i) the Plan of Arrangement will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Plan of Arrangement set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time,
(iii) the representations made by Seagram, Vivendi and Canal Plus in their respective letters delivered to us for purposes of this opinion letter (the "Representation Letters") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and
(iv) any representations made in the Representation Letters "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinions set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

     If the Plan of Arrangement is effected on a factual basis different from that contemplated in the Merger Agreement and the Registration Statement, the opinions expressed herein may be inapplicable. Our opinions are based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinions expressed herein may become inapplicable.
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     Based on and subject to the foregoing and to the qualifications contained under the caption "TAX INFORMATION -- TAX CONSIDERATIONS FOR SEAGRAM SHAREHOLDERS -- United States Federal Income Tax Considerations" in the Registration Statement, we are of the opinion that:

     (1) the transfer of Seagram common shares to Vivendi Universal Holdings in exchange for Vivendi Universal shares pursuant to the Plan of Arrangement will be an exchange described in section 351(a) of the Code;

     (2) no gain or loss will be recognized by U.S. holders of Seagram common shares who exchange their Seagram common shares for Vivendi Universal shares pursuant to the Plan of Arrangement except:

          (a) with respect to any cash received in lieu of a fractional Vivendi Universal share pursuant to the Plan of Arrangement; and

          (b) with respect to any U.S. holder of Seagram common shares who owns 5% or more of the total voting power or the total value of the stock of Vivendi Universal following the Plan of Arrangement, unless such holder enters into a "gain recognition agreement" in accordance with applicable Treasury regulations;

     (3) the tax basis to a U.S. holder of Vivendi Universal shares received in exchange for Seagram common shares pursuant to the Plan of Arrangement, including any fractional share interest in Vivendi Universal for which cash is received, will equal the U.S. holder's tax basis in the Seagram common shares exchanged;

     (4) the holding period of a U.S. holder in Vivendi Universal shares received in exchange for Seagram common shares pursuant to the Plan of Arrangement will include the holding period of the Seagram common shares exchanged, provided that the Seagram common shares were held as capital assets; and

     (5) a U.S. holder who receives cash instead of a fractional share of Vivendi Universal pursuant to the Plan of Arrangement should be treated as having received the cash in exchange for the fractional share interest and generally should recognize capital gain or loss on the deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the Seagram common shares allocable to that fractional share.

     We express our opinions herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Plan of Arrangement (or the other transactions contemplated by the Merger Agreement) under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

     We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the related references to our firm name therein.

                                          Very truly yours,

                                          /s/ SIMPSON THACHER & BARTLETT
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                                          SIMPSON THACHER & BARTLETT